EXHIBIT 10.1

UR-ENERGY USA INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of March 28, 2024, between Ur-Energy USA Inc., a Colorado corporation (the “Company”), and Ryan S. Schierman (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Employee as the Vice President Regulatory Affairs of Ur-Energy Inc., a corporation continued under the Canadian Business Corporations Act, and an affiliate of the Company (“Ur-Energy”) and its affiliates; and

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Vice President Regulatory Affairs of Ur-Energy and its affiliates. In this capacity, the Employee shall have the duties, authorities and responsibilities as are required by the Employee’s position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee that are not inconsistent with the Employee’s position. The Employee’s principal place of employment with the Company shall initially be in the Employee’s primary residence in Idaho, provided that the Employee shall relocate to the vicinity of Casper, Wyoming no later than June 30, 2024. The Employee understands and agrees that the Employee may be required to travel from time to time for business purposes, including possible travel to Casper or elsewhere during the period of remote work between March 28, 2024 and June 30, 2024. The Employee shall report directly to Ur-Energy’s Chief Executive Officer.

(b) During the Employment Term, the Employee shall devote all of the Employee’s business time, business energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2. EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for an initial term commencing as of the date hereof (the “Effective Date”) to May 17, 2025 (the “Initial Term”). From and after May 17, 2025, on each anniversary, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such anniversary date. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3. BASE SALARY. The Company agrees to pay the Employee a base salary at an annual rate of not less than $220,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s Base Salary shall be subject to annual review by the Board of Directors of Ur-Energy (the “Board”)(or a committee thereof) and may be adjusted from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s short term incentive bonus plan as may be in effect from time to time (the “Annual Bonus”) pursuant to the then-current Company Compensation Plan, in the sole discretion of the Board of Directors (the “Board”) of Ur‑Energy. Any Annual Bonus shall be paid as soon as administratively practicable after the end of the year to which the Annual Bonus relates, but in no event later than the 15th day of the third month after the later of (i) the first calendar year in which the Employee’s right to the Annual Bonus is no longer subject to a substantial risk of forfeiture, or (ii) the first taxable year of the Company in which the Employee’s right to the Annual Bonus is no longer subject to a substantial risk of forfeiture.

5. EQUITY AWARDS. The Employee shall be considered to receive equity and other long-term incentive awards under any applicable plan adopted by Ur-Energy during the Employment Term for which executive employees are generally eligible. The level of the Employee’s participation in any such plan, if any, shall be determined in the sole discretion of the Board from time to time; provided, however, that, effective as of the Effective Date, the Employee shall receive an initial award of 100,000 stock options under the Ur-Energy Inc. Amended and Restated Stock Option Plan (2005), as amended.

6. EMPLOYEE BENEFITS.

(a) Benefit Plans. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) Paid Time Off. During the Employment Term and in lieu of any paid sick leave, the Employee shall accrue paid time off (“PTO”) at an accrual rate of 9.23 hours per pay period (approximately thirty (30) days per year), subject to a maximum accrual cap of 360 hours, after which point no additional PTO will accrue until accrued PTO is drawn down. Unused accrued PTO will be paid out upon any termination of employment.

(c) Business Expenses. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

(d) Relocation. The Employee shall be entitled to relocation bonus in the amount of $20,000, in accordance with the Company’s relocation program and separate relocation letter agreement between the parties substantively in the form as set out in Exhibit B hereto.

7. TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) Disability. Upon ten (10) days’ prior written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to perform the essential functions of the position notwithstanding the provision of reasonable accommodations that do not create an undue hardship to the Company.

(b) Death. Automatically upon the date of death of the Employee.

(c) Cause. Immediately upon written notice by the Company to the Employee of a termination for Cause.

“Cause” shall mean:

(i) the Employee’s willful misconduct or gross negligence in the performance of the Employee’s duties to the Company;

(ii) the Employee’s willful failure to perform the Employee’s duties to the Company or to follow the lawful directives of the Board or any executive to which the Employee reports (other than as a result of death or Disability);

(iii) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv) the Employee’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;

(v) the Employee’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or

(vi) breach of this Agreement or any other agreement with the Company, or a violation of the Company’s code of conduct or other written policy.

(d) Without Cause. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e) Good Reason Following a Change in Control. Upon written notice by the Employee to the Company of a termination for Good Reason within one (1) year following a Change in Control. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

(i) a material diminution in the Employee’s Base Salary or target bonus under the then-current Company Compensation Plan;

(ii) a material diminution in the Employee’s authority, duties, or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

(iii) a material change in the geographic location at which the Employee performs services.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30) day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

For purposes of this Agreement, the term “Change in Control” shall mean any of the following:

(i) fifty percent (50%) or more of the voting shares of Ur-Energy become owned beneficially by a person or group of persons acting jointly or in concert; or

(ii) the individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board; provided, however, that if the election, or nomination for election, of any new members of the Board was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board;

(iii) beneficial ownership of assets of Ur-Energy representing forty percent (40%) or more of the net book value of the assets of Ur-Energy determined on the basis of the then most recently published audited financial statements of Ur-Energy, shall be sold, transferred, liquidated or otherwise disposed of or distributed by Ur-Energy over a period of one (1) year or less, in any manner whatsoever and whether in one transaction or in a series of transactions or by plan of arrangement;

(iv) the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any event or transaction or series of events or transactions referred to in subsections (i), (ii) or (iii) above; or

(v) a determination by the Board that there has been a change, whether by way of a change in the holding of voting shares of Ur-Energy in the ownership of Ur-Energy’s assets or by any other means, as a result of which any person, or any group of persons acting jointly or in concert is in a position to exercise effective control of Ur-Energy.

(f) Voluntary Resignation. Upon ninety (90) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment other than pursuant to Section 7(e) (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g) Expiration of Employment Term; Non-Extension of Agreement. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.

8. CONSEQUENCES OF TERMINATION.

(a) Death. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee’s estate or heirs, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary earned through the date of termination;

(ii) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination;

(iii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iv) any accrued but unused PTO in accordance with Company policy;

(v) all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) Disability. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.

(c) Termination for Cause. If the Employee’s employment is terminated by the Company for Cause, the Company shall pay to the Employee the Accrued Benefits.

(d) Voluntary Resignation or Termination as a Result of Non-Extension of This Agreement. If the Employee’s employment is terminated (x) by the Employee for any or no reason other than pursuant to Section 8(e), or (y) as a result of the expiration of the Employment Term due to the Company’s or the Employee’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits.

(e) Termination Without Cause or Resignation with Good Reason Following a Change in Control. If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause, or (y) by the Employee for Good Reason within one (1) year following a Change in Control, the Company shall pay or provide the Employee with the following, subject to the provisions of Section 23 hereof:

(i) the Accrued Benefits; and

(ii) subject to the Employee’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, an amount equal to two (2) years of the Employee’s Base Salary at the time of such termination (but not as an employee), paid in a lump sum on the sixtieth (60th) day following such termination.

Payments and benefits provided in this Section 8(e) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(f) Other Obligations. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.

(g) Exclusive Remedy. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 7 and 8 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

9. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to Section 8 of this Agreement beyond the Accrued Benefits (other than amounts described in Section 8(a)(iii) hereof) shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer.

10. RESTRICTIVE COVENANTS.

(a) Confidentiality. During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information (i) arising from Employee’s general training, knowledge, skill or experience, whether gained on the job or otherwise; (ii) readily ascertainable to the public; or (iii) that Employee otherwise has a right to disclose as legally protected conduct. Nothing in this Agreement is intended to or shall have the effect of prohibiting Employee from disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice. In the event the Employee is required to disclose Confidential Information or other Company information by applicable law, regulation or legal process, the Employee shall provide the Company with prior notice of the contemplated disclosure and cooperate with the Company at the Company’s sole expense in seeking a protective order or other appropriate protection of such information.

(b) Nonsolicitation; Noninterference. During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 10(b) while so employed or retained and for a period of six (6) months thereafter.

(i)

Notwithstanding the foregoing, the provisions of this Section 10(b) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) the Employee serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates so long as such reference is not for an entity that is employing or retaining the Employee, or (C) actions taken by any person or entity with which the Employee is associated if the Employee is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

(c) Nondisparagement. The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company. Notwithstanding the foregoing, this Section 10(c) does not, in any way, restrict or impede the Employee from (i) exercising protected rights to the extent that such rights cannot be waived by agreement; (ii) complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order; or (iii) otherwise providing truthful statements in connection with governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(d) Inventions. The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Employee’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

(i) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(e) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f) Other Confidential Information. Employee represents, warrants, and covenants that Employee has not previously and will not in the future disclose to the Company any proprietary information, trade secrets, or other confidential information belonging to any previous employer or other third party to whom Employee has an obligation of confidentiality, and Employee has not previously and will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom Employee has an obligation of confidentiality, unless consented to in writing by that former employer or person.

(g) Return Of Company Property. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). Employee agrees, to the extent Employee possesses any files, data, or information relating in any way to the Company’s Confidential Information on any personal computer, device, or account, Employee will first return to the Company and then delete those files, data, or information (and will retain no copies in any form).

(h) Reasonableness Of Covenants. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 10.

(i) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(j) Tolling. In the event of any violation of the provisions of this Section 10, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(k) Survival Of Provisions. The obligations contained in Section 10 and Section 11 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

(l) Company Group. For purposes of Section 10 and Section 11, the term “Company” shall include the Company, Ur-Energy and their respective subsidiaries and affiliates.

11. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable expenses incurred by the Employee in complying with this Section11.

12. WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and the Employee shall not be required to notify the Company that such reports or disclosures have been made.

13. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages, provided further that such legal actions shall not be subject to any obligation of mediation as set forth in Section 19(b), below. In the event of a violation by the Employee of Section 10 or Section 11 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.

14. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company or Ur-Energy, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address and/or email address shown in the books and records of the Company.

If to the Company and Ur-Energy:

Ur-Energy USA Inc.

10758 West Centennial Road

Littleton, Colorado 80127

Attention: Chief Financial Officer

with a copy to:

General Counsel

Ur-Energy USA Inc.

10758 West Centennial Road

Littleton, Colorado 80127

LegalDept@ur-energy.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

17. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. GOVERNING LAW; MEDIATION OF DISPUTE; LITIGATION AND JURISDICTION.

(a) Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Wyoming (without regard to its choice of law provisions).

(b) Mediation.  In the event of a dispute, the parties agree that they will first attempt to resolve any dispute which does not give rise to injunctive relief (specifically including but not limited to any dispute concerning Confidential Information or the provisions of Section 10(a) – (g)) through confidential mediation to occur within 30 days of notice by the party asserting claims or otherwise seeking redress. In the event that such mediation shall fail, the parties agree to proceed with any litigation in a court in the jurisdiction(s) provided for below.

(c) Litigation and Jurisdiction. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Wyoming or the United States District Court for the District of Wyoming and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally (i) submits in any proceeding relating to this Agreement or the Employee’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Wyoming, the United States District Court for the District of Wyoming, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Wyoming State court or, to the extent permitted by law, in such federal court, (ii) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 15 hereof, and (iv) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Wyoming.

(d) Legal Expenses. For purposes of this Section 19, the parties shall each pay any legal costs (including attorney fees and other related expenses) incurred in litigation pursuant to Section 19(c), provided, the costs of the mediation/mediator pursuant to Section 19(b), if any, shall be borne by the Company.

20. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21. REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Employee in compliance therewith or any clawback policy adopted by the Company or Ur-Energy.

22. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

23. TAX MATTERS.

(a) Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Employee agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b) Section 409a Compliance.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ John W. Cash
John W. Cash Chief Executive Officer

EMPLOYEE

/s/ Ryan S. Schierman
Ryan S. Schierman

The rights and obligations of this Agreement are acknowledged and agreed by Ur-Energy Inc. and Ur-Energy Inc. agrees to be bound to such rights and obligations as apply to Ur-Energy Inc.

UR-ENERGY INC.

By:	/s/ John W. Cash
John W. Cash Chief Executive Officer